UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2017 (August 16, 2017)

CAREY CREDIT INCOME FUND 2018 T
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01206	37-1826285
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Trustees or Certain Officers; Election of Trustees; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2017, Jeffrey B. Abrams resigned, effective immediately, from his position as a member of the Board of Trustees (the “Board”) of Carey Credit Income Fund 2018 T (the “Company”). Mr. Abrams did not resign due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 18, 2017, the Board appointed Matthew S. Bloom as a member of the Board of Trustees effective immediately. Mr. Bloom, age 39, serves as Senior Managing Director of Guggenheim Partners and has been with Guggenheim Partners since 2006.

Mr. Bloom serves as a Senior Managing Director and Head of Research for Guggenheim’s Corporate Credit Group, and has been with Guggenheim Partners since 2006. During his career at the firm, Mr. Bloom has been an analyst covering a variety of sectors, and subsequently led an industry team that focused on investing in the consumer, financial, food, gaming, industrials, retail, services, and transportation sectors. In addition, in his capacity as a senior analyst and as a team leader, Mr. Bloom has sourced and structured directly negotiated middle market debt investments. Prior to joining Guggenheim, Mr. Bloom worked as an attorney at Skadden, Arps, Slate, Meagher & Flom in the Mergers and Acquisitions and Banking and Institutional Investing groups. Mr. Bloom received his BS from the University of Florida and his JD from Columbia University School of Law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAREY CREDIT INCOME FUND 2018 T

Date: August 18, 2017	By:	/s/ Paul S. Saint-Pierre
PAUL S. SAINT-PIERRE
Chief Financial Officer and Secretary